                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                        THE YANKEE CANDLE COMPANY, INC.
                (Name of Registrant as Specified In Its Charter)

                                NAME OF COMPANY
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                        THE YANKEE CANDLE COMPANY, INC.
                               102 CHRISTIAN LANE
                          WHATELY, MASSACHUSETTS 01093
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of THE YANKEE CANDLE COMPANY, INC. (the "Company"), a Massachusetts corporation, will be held on Thursday, June 1, 2000, at 10:00 a.m. at The Yankee Candle Employee Health and Fitness Center, 25 Greenfield Road (Route 5), Deerfield, Massachusetts (adjacent to the South Deerfield flagship store), to consider and act upon the following matters:

          1. To elect three (3) Class I directors for the ensuing three years;

          2. To ratify the selection of Deloitte & Touche as independent auditors for the Company for the fiscal year ending December 31, 2000; and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 21, 2000 as the record date for the determination of stockholders entitled to receive notice of and vote at the Annual Meeting and any adjournment thereof.

     We hope that all stockholders will be able to attend the Annual Meeting in person. In order to ensure that a quorum is present at the Annual Meeting, please date, sign and promptly return the enclosed Proxy whether or not you expect to attend the Annual Meeting. A postage-prepaid envelope has been enclosed for your convenience.

     All stockholders are cordially invited to attend the meeting.

                                             By Order of the Board of Directors,

                                             MICHAEL D. PARRY
                                             President and Chief Executive
                                             Officer

Whately, Massachusetts
April 28, 2000

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                        THE YANKEE CANDLE COMPANY, INC.
                               102 CHRISTIAN LANE
                          WHATELY, MASSACHUSETTS 01093
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                  FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 1, 2000

                              GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors of THE YANKEE CANDLE COMPANY, INC. (the "Company"), a Massachusetts corporation, for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, June 1, 2000, at 10:00 a.m. at The Yankee Candle Employee Health and Fitness Center, 25 Greenfield Road (Route 5), Deerfield, Massachusetts (adjacent to the South Deerfield flagship store), and at any adjournment or adjournments thereof.

     All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised, by delivery of written revocation or a subsequently dated proxy to the Clerk of the Company, or by voting in person at the Annual Meeting.

     The Company's Annual Report to Stockholders for the fiscal year ended January 1, 2000 ("Fiscal 1999") is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 28, 2000.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 1, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER, THE YANKEE CANDLE COMPANY, INC., 102 CHRISTIAN LANE, WHATELY, MASSACHUSETTS 01093. COPIES ARE ALSO AVAILABLE ON THE INTERNET AT BOTH THE COMPANY'S WEB SITE (WWW.YANKEECANDLE.COM) AND THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION'S EDGAR DATABASE WEB SITE (WWW.SEC.GOV).

QUORUM AND VOTE REQUIREMENT

     Stockholders of record at the close of business on April 21, 2000 will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or adjournments thereof. On that date, 54,513,961 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), were issued and outstanding, constituting all of the outstanding voting stock of the Company. Each share of Common Stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Annual Meeting.

     The representation in person or by proxy of at least a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares of Common Stock represented in person or by proxy (including shares which abstain or otherwise do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

     Directors are elected by a plurality of votes cast by stockholders entitled to vote at the Annual Meeting. The ratification of the selection of independent auditors requires the affirmative vote of the majority of votes cast on the matter.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by a broker or nominee who indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will not be voted in favor of such matter, and also will not be counted as votes cast on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast on that matter (such as the election of the directors and the ratification of the selection of independent auditors).

                               STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 31, 2000, unless indicated otherwise, certain information concerning the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially five percent (5%) or more of the outstanding shares of the Company's Common Stock; (ii) each of the Company's executive officers and directors; and (iii) all executive officers and directors as a group.

     The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined under rules of the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire on or before March 31, 2000 through the exercise of stock options, and any reference in the footnotes to this table to shares subject to stock options refers only to stock options that are so exercisable. For purposes of computing the percentage of outstanding shares of common stock held by each person or entity, any shares which that person or entity has the right to acquire on or before March 31, 2000, are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                              SHARE OF         PERCENTAGE OF
                                                               COMMON           OUTSTANDING
                                                         STOCK BENEFICIALLY       COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                           OWNED             STOCK(10)
------------------------------------                     ------------------    -------------
5% STOCKHOLDERS:
Forstmann Little & Co. Equity Partnership-V, L.P.(1)...      20,745,742            38.06%
Forstmann Little & Co. Subordinated Debt and Equity
  Management Buyout Partnership-VI, L.P................      13,661,830            25.06%
Chieftain Capital Management, Inc.(2)..................       6,009,825            11.02%
Michael J. Kittredge(3)................................       4,059,840             7.45%
OTHER DIRECTORS:
Theodore J. Forstmann(1)...............................      34,407,572            63.12%
Nicholas C. Forstmann(1)...............................      34,407,572            63.12%
Sandra J. Horbach(1)...................................      34,407,572            63.12%
Michael D. Parry.......................................         451,234                *
Michael S. Ovitz(4)....................................          86,658                *
Ronald L. Sargent(5)...................................          54,357                *
Emily Woods(6).........................................          16,286                *
Steven B. Klinsky(7)...................................               0                *
OTHER EXECUTIVE OFFICERS:
Gail M. Flood(8).......................................         315,816                *
Robert R. Spellman.....................................         451,234                *
Stephen T. Williams....................................         180,556                *
CLASS I DIRECTOR NOMINEE:
Jamie C. Nicholls......................................               0                *
All Directors and Executive Officers as a Group (12
  persons)(9)..........................................      39,944,803            73.27%

---------------
  *  Less than 1%.

 (1) The general partner of Forstmann Little & Co. Equity Partnership-V, L.P., a Delaware limited partnership ("Equity-V"), is FLC XXX Partnership, L.P., a New York limited partnership ("FLC XXX Partnership") of which Messrs. Theodore J. Forstmann and Nicholas C. Forstmann, Ms. Sandra J. Horbach, Messrs. Thomas H. Lister, Winston W. Hutchins and Erskine B. Bowles (through Tywana LLC, a North Carolina limited liability company having its principal business office at 2012 North Tryon Street, Suite 2450, Charlotte, NC 28202), Ms. Jamie C. Nicholls and Mr. S. Joshua Lewis are general partners. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-VI, L.P., a Delaware limited partnership ("MBO-VI"), is FLC XXIX Partnership, L.P., a New York limited partnership of which Messrs. Theodore J. Forstmann and Nicholas C. Forstmann, Ms. Sandra J. Horbach, Messrs. Thomas H. Lister, Winston W. Hutchins and Erskine B. Bowles (through Tywana LLC), Ms. Jamie
     C. Nicholls and Mr. S. Joshua Lewis are general partners. Accordingly, each of the individuals named above, other than Mr. Lister, with respect to MBO-VI, and Mr. Bowles, Ms. Nicholls and Mr. Lewis with respect to Equity-V and MBO-VI, for the reasons described below, may be deemed the beneficial owners of shares owned by MBO-VI and Equity-V and, for purposes of this table, beneficial ownership is included. Mr. Lister, with respect to MBO-VI, and Mr. Bowles, Ms. Nicholls and Mr. Lewis with respect to Equity-V and MBO-VI, do not have any voting or investment power with respect to, or any economic interest in, the shares of common stock held by MBO-VI or Equity-V; and, accordingly, Mr. Lister, Mr. Bowles, Ms. Nicholls and Mr. Lewis are not deemed to be the beneficial owners of these shares. Theodore J. Forstmann and Nicholas C. Forstmann are brothers. FLC XXX Partnership is a limited partner of Equity-V. None of the other limited partners in each of MBO-VI and Equity-V is otherwise affiliated with the Company, or Forstmann Little & Co. The address of Equity-V and MBO-VI is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153. The address for Messrs. Theodore J. Forstmann and Nicholas C. Forstmann, Ms. Sandra J. Horbach, Messrs. Thomas H. Lister, Winston W. Hutchins and Erskine B. Bowles, Ms. Jamie C. Nicholls and Mr. S. Joshua Lewis is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.

 (2) The information is based solely on a Schedule 13G, dated February 14, 2000, filed with the SEC by Chieftain Capital Management, Inc. ("Chieftain"). Chieftain has investment discretion with respect to the shares of common stock listed. Chieftain's clients are the direct owners of such securities, and Chieftain does not have any economic interest in such securities. Such clients have the sole right to receive dividends from, and the proceeds from the sale of, such securities. No such client has an interest that relates to more than 5% of the class. The address of Chieftain is 12 East 49th Street, New York, NY 10017.

 (3) Mr. Kittredge's address is c/o The Yankee Candle Company, Inc., 102 Christian Lane, Whately, Massachusetts 01093.

 (4) Includes 7,908 shares subject to options. In addition, although not a general partner of Equity-V, Mr. Ovitz may be deemed a beneficial owner of 78,750 shares owned by Equity-V, and, for purposes of this table, beneficial ownership of such shares is included.

 (5) Includes 48,857 shares subject to options.

 (6) Represents 16,286 shares subject to options.

 (7) Mr. Klinsky is not standing for reelection as a director of the Company at the Annual Meeting.

 (8) Does not include 157,908 shares beneficially owned by Mr. Harry Flood, Ms. Gail Flood's husband.

 (9) Includes 73,051 shares subject to options.

(10) There were 54,513,961 shares of common stock outstanding on January 31, 2000.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. Currently there are three Class I directors, whose terms expire at this Annual Meeting of Stockholders, three Class II directors, whose terms expire at the Annual Meeting of Stockholders following the fiscal year ending December 30, 2000 ("Fiscal 2000"), and three Class III directors, whose terms expire at the Annual Meeting of Stockholders following the fiscal year ending December 29, 2001 ("Fiscal 2001") (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). A director may only be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors. The Forstmann Little partnerships have a contractual right to elect two directors until they no longer own any shares of the Company's common stock.

     The persons named in the enclosed proxy will vote to elect Theodore J. Forstmann, Michael S. Ovitz and Jamie C. Nicholls as Class I directors, unless authority to vote for the election of the nominees is withheld by marking the proxy to that effect. Mr. Forstmann and Mr. Ovitz are currently Class I directors of the Company. Ms. Nicholls is a nominee for Class I director of the Company. They have indicated their willingness to serve, if elected, but if they should be unable or unwilling to stand for election, proxies may be voted for substitute nominees designated by the Board of Directors.

     Set forth below are the names and certain information with respect to each director of the Company, as well as the new nominee for Class I director.

NOMINEES FOR CLASS I DIRECTORS

     THEODORE J. FORSTMANN has been a director of the Company since April 1999. Mr. Forstmann has been a general partner of FLC XXIX Partnership, L.P., a general partner of Forstmann Little & Co., since he co-founded Forstmann Little & Co. in 1978. He also serves as a director of McLeodUSA Incorporated. Messrs. Theodore J. Forstmann and Nicholas C. Forstmann are brothers. Mr. Forstmann is 60 years old.

     MICHAEL S. OVITZ has been a director of the Company since April 1999. He is an independent businessman and investor, and has been active in this capacity since December 1996. In August 1998, Mr. Ovitz co-founded Artists Management Group, a management/production/multi-media company in which he continues to serve as a Principal. From October 1995 to December 1996, Mr. Ovitz was President of The Walt Disney Company. From 1975 to 1995, Mr. Ovitz served as chairman of Creative Artists Agency, which he co-founded. Mr. Ovitz is 53 years old.

     JAMIE C. NICHOLLS has been a general partner since January 2000 of FLC XXIX Partnership, L.P., a general partner of Forstmann Little & Co. She has also been a general partner since January 2000 of FLC XXX Partnership, L.P., the general partner of Forstmann Little & Co. Equity Partnership-V, L.P. Ms. Nicholls joined Forstmann Little & Co as an associate in 1995. Prior to joining Forstmann Little & Co, she was an associate in Goldman, Sachs & Co.'s principal investment area from 1993 to 1995. Ms. Nicholls is 33 years old.

CLASS II DIRECTORS

     MICHAEL J. KITTREDGE is the Chairman of the Board and the founder of the Company. He served as a director until April 1998 and was re-appointed as a director of the Company in April 1999. He has been honored several times by the United States Small Business Administration (S.B.A.), once in 1985 as the winner of the "Entrepreneurial Success Award," and again in 1986 as the "Businessman of the Year" for Massachusetts and the New England region. In 1996, Mr. Kittredge received USA Today's and Ernst & Young's Retail Entrepreneur of the Year Award. Mr. Kittredge is 48 years old.

     NICHOLAS C. FORSTMANN has been a director of the Company since April 1999. He has been a general partner of FLC XXIX Partnership, L.P. since he co-founded Forstmann Little & Co. in 1978. He is also a director of NEXTLINK
Communications, Inc. Mr. Forstmann is 53 years old.

     RONALD L. SARGENT has been a director of the Company since May 1999. Mr. Sargent has served as President and Chief Operating Officer of Staples, Inc. since November 1998. Prior to that time, he served in various capacities since joining Staples, an office products company, in March 1989, including President -- North American Operations from October 1997 to November 1998, President -- Staples Contract & Commercial from June 1994 to October 1997, and Vice President -- Staples Direct and Executive Vice President -- Contract & Commercial from September 1991 until June 1994. Mr. Sargent also serves as a director of Staples, Inc. Mr. Sargent is 44 years old.

CLASS III DIRECTORS

     SANDRA J. HORBACH has been a director of the Company since May 1998. She has been a general partner of FLC XXIX Partnership, L.P. since 1993. She is also a director of NEXTLINK Communications, Inc. Ms. Horbach is 39 years old.

     MICHAEL D. PARRY has served as a director of the Company since May 1998. He is also the President and Chief Executive Officer of the Company. Mr. Parry joined the Company in 1982 as General Manager, and was appointed Vice President in January 1989, President in July 1996, and Chief Executive Officer in November 1998. Since 1989, he has been in charge of all of the Company's operations including general oversight of wholesale and retail activities and manufacturing and distribution. Mr. Parry is 48 years old.

     EMILY WOODS has been a director of the Company since April 1999. She is the Chairman of J. Crew Group, Inc., an apparel company, which she co-founded in 1983. Ms. Woods is 39 years old.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met four times during Fiscal 1999. During Fiscal 1999, each of the Company's directors attended each of the meetings of the Board of Directors of the Company held while he or she served as a director, except for Mr. Kittredge who was unable to attend the meeting held on September 21, 1999.

     In Fiscal 1999, Messrs. Steven B. Klinsky and Ronald L. Sargent and Ms. Emily Woods served as the members of the Audit Committee, with Mr. Klinsky and Ms. Woods joining the Audit Committee in April 1999 and Mr. Sargent joining the Audit Committee in May 1999. The Company did not have an Audit Committee, or a committee performing comparable functions, prior to April 1999. The Audit Committee was established to review the Company's internal accounting policies and procedures, review the Company's financial statements, consult with the Company's independent accountants and perform such other functions as may from time to time be delegated to it by the Board of Directors. The Audit Committee did not meet during Fiscal 1999, as its responsibilities were discharged by the full Board of Directors.

     In Fiscal 1999, Messrs. Theodore J. Forstmann and Nicholas C. Forstmann and Ms. Sandra J. Horbach served as members of the Compensation Committee, each of whom has served on the Compensation Committee since April 1999. The Company did not have a Compensation Committee, or a committee performing comparable functions, prior to April 1999. The Compensation Committee was established to take all actions necessary or desirable to administer the Company's employee benefit plans, including selecting participants, granting options, construing and interpreting the terms of such plans and establishing from time to time, such regulations, provisions, procedures and conditions regarding options and awards under such plans as may be advisable, to determine the cash compensation of the Company's executive officers and to perform such other functions as may from time to time be delegated to it by the Board of Directors. The Compensation Committee did not meet during Fiscal 1999, as its responsibilities were discharged by the full Board of Directors.

     The Company does not have a standing nominating committee or a committee performing similar functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Each of Messrs. Theodore J. Forstmann and Nicholas C. Forstmann and Ms. Sandra J. Horbach, the members of the Compensation Committee, are general partners in partnerships affiliated with the Forstmann Little partnerships. None of the Compensation Committee members have been officers or employees of the Company or its subsidiaries. No executive officer of the Company has served as a member of the Board of Directors or Compensation Committee of another entity, one of whose executive officers served as a member of the Board of Directors or Compensation Committee of the Company.

COMPENSATION OF DIRECTORS

     Directors who are neither executive officers of the Company nor general partners in the Forstmann Little partnerships have been granted options to purchase common stock in connection with their election to the Board of Directors of Yankee Candle Holdings or the Company. Mr. Michael S. Ovitz and Ms. Emily Woods each received options to purchase 48,857 shares of the Company's common stock at $4.25 per share in Fiscal 1998. These options vest ratably over a three-year period. Mr. Ronald L. Sargent received an option to purchase 48,857 shares of common stock at $18.00 per share in Fiscal 1999. This option to purchase shares is immediately exercisable.

     Directors do not receive any fees for serving on the Company's board, but are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the board and committees.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table. The following table sets forth information concerning the annual and long-term compensation for services rendered to the Company for Fiscal 1999 and the year ended December 31, 1998 ("Fiscal 1998"), of each executive officer of the Company.

                         SUMMARY COMPENSATION TABLE(1)

                                                    ANNUAL COMPENSATION(2)
                                          FISCAL    -----------------------       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR       SALARY        BONUS      COMPENSATION(3)
---------------------------               ------    ----------    ---------    ---------------
Michael J. Kittredge....................   1999      $342,000      $    --       $   20,526
  Chairman of the Board                    1998       342,000           --           21,016
Michael D. Parry........................   1999       230,000       80,500           20,324
  President and Chief                      1998       216,539       76,502        9,454,544
  Executive Officer
Robert R. Spellman......................   1999       230,000       80,500           20,497
  Senior Vice President of                 1998(4)     30,962(5)    11,500(5)       575,173
  Finance and Chief
  Financial Officer
Gail M. Flood...........................   1999       174,519       61,250           20,150
  Senior Vice President of                 1998       149,616       58,628        9,454,094
  Retail Operations
Stephen T. Williams.....................   1999       174,327       61,250           20,225
  Senior Vice President of                 1998       139,616       55,000        9,454,275
  Wholesale Operations

---------------
(1) The Company does not have any executive officers other than those named in the summary compensation table. Mr. Kittredge served as the Company's Chief Executive Officer until November 1998.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the executive officer for the fiscal year.

(3) Fiscal 1999 data amounts include a matching contribution of $20,000 under the Company's Executive Deferred Compensation Plan and premiums paid for life insurance in the amounts of $526, $324, $497, $225 and $150 for Messrs. Kittredge, Parry, Spellman and Williams and Ms. Flood, respectively. Amounts listed for Fiscal 1998 include (i) a matching contribution of $20,000 under the Company's Executive Deferred Compensation Plan for each of Messrs. Kittredge,

    Parry and Williams and Ms. Flood; (ii) a special bonus of $9,433,962 paid in connection with the 1998 recapitalization for each of Messrs. Parry and Williams and Ms. Flood; (iii) premiums paid for life insurance in the amounts of $1,016, $582, $313 and $132 for Messrs. Kittredge, Parry and Williams and Ms. Flood, respectively; and (iv) premiums of $173 paid for life insurance, a one-time signing bonus of $500,000 and a one-time payment of $75,000 paid in connection with a bonus forfeited by Mr. Spellman upon separation of his prior employment.

(4) Mr. Spellman became an employee of the Company in November 1998.

(5) Information for Fiscal 1998 reflects the portion of Mr. Spellman's annual base salary and annual bonus that he actually earned in 1998.

     Option Grants Table. There were no grants of options to purchase the Company's Common Stock made to the executive officers during Fiscal 1999.

     Aggregated Option Exercises and Fiscal Year-End Option Value Table. None of the executive officers own options to purchase the Company's Common Stock.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     On October 22, 1998, the Company entered into an employment agreement with Mr. Spellman. The agreement provides that Mr. Spellman shall (i) serve as Senior Vice President and Chief Financial Officer, (ii) receive a base salary of $230,000 per year, (iii) be eligible to receive a target bonus equal to 35% of base salary under the executive bonus plan, (iv) have the right to purchase 544,614 shares of common stock, and (iv) receive a one-time signing bonus of $500,000, which he must repay if he leaves voluntarily or is terminated for cause prior to May 9, 2000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As a result of an award in October 1998 to purchase stock, Mr. Spellman on February 3, 1999, invested approximately $1.0 million in Yankee Candle Holdings by purchasing 544,614 shares of Yankee Candle Holdings common stock. The Company lent Mr. Spellman $750,000 to help finance his investment. The loan to Mr. Spellman carried an interest rate of 7%. Mr. Spellman paid the loan (including accrued interest) in full in July 1999.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee was established in 1999 in connection with the Company's transition from a privately-held company to a company with publicly traded common stock. The Committee is composed of three (3) non-employee directors: Theodore J. Forstmann, Nicholas C. Forstmann and Sandra J. Horbach.

     The Committee is responsible for developing, implementing and administering the Company's compensation policies. These responsibilities include, among other things, determination of the cash compensation paid to the Company's executive officers, the establishment and administration of the Company's bonus programs and the granting of stock options or awards pursuant to the Company's employee benefit plans. All decisions of the Committee relating to the compensation of executive officers are reviewed by the Board of Directors. The Committee did not formally meet in 1999, as its duties and responsibilities with respect to Fiscal 1999 were discharged by the Board of Directors. Neither Michael J. Kittredge nor Michael D. Parry, each of whom is both a member of the Board of Directors and an executive officer of the Company, participated in any of the Board's deliberations and determinations relating to his own compensation. Accordingly, subject to the above limitation regarding the participation of Messrs. Kittredge and Parry, all references contained in this Report on Executive Compensation to determinations and policy decisions made on behalf of the Company are intended to refer, with respect to 1999, to determinations and decisions made by the full Board of Directors. The Committee has met once to date in 2000 and recommended to the Board of Directors for its approval, which was subsequently granted, the executive officer compensation amounts for 2000.

     The objectives of the Company's compensation policies, and the goals of the Board of Directors and the Committee in administering the same, are (i) to provide a level of compensation that will allow the Company to attract, retain and reward talented executives who have the ability to contribute to the success of the Company, (ii) to link executive compensation to the success of the Company through the use of bonus payments based in whole or in part upon the Company's performance (or that of a particular business unit), (iii) to align the interests of the executives with those of the Company's stockholders through equity participation, including the use of stock awards or option grants, thereby providing incentive for, and rewarding, the attainment of objectives that inure to the benefit of the Company's stockholders, and (iv) to motivate and reward high levels of performance or achievement. While no stock awards or option grants were made to executive officers in 1999, each of the Company's executive officers holds a significant equity interest in the Company. The Company anticipates that stock awards or option grants may be issued in the future as part of its executive compensation program.

     Base Salary. Determinations as to appropriate base salaries are largely subjective, and do not depend upon the application of a particular formula or the use of designated benchmarks. In establishing base salaries for the Company's executive officers in 1999, the Board of Directors considered numerous factors, including its subjective assessment of the executive's performance, the nature of the executive's responsibilities, the executive's contributions and importance to the Company, the executive's historical compensation and the nature and extent of the executive's other forms of compensation. The Company anticipates that future determinations of base salary made by the Committee will be based upon similar factors. To the extent it deems it appropriate, the Committee may also consider the salaries of executives at other companies whose business and/or financial situation is similar to that of the Company, together with competitive conditions and the general economic conditions within the area and within the industry. The annual base salary of the

Company's Chief Executive Officer, having been last adjusted by the Board of Directors in November of 1998, remained unchanged in 1999.

     Bonuses. The Company has adopted a Key Management Incentive Plan (the "Bonus Plan") to reward certain members of management and other key individuals for their contributions to the Company's success and for the attainment of personal and/or team goals. Under the terms of the Bonus Plan, each participant is eligible to receive a target bonus amount equal to a specified percentage of the participant's base salary. Payment of bonus awards under the Bonus Plan is conditioned upon the achievement by the Company of pre-approved annual operating and financial objectives and/or the attainment by the participant of certain pre-approved individual or team objectives (in 1999, all bonus awards were tied to the achievement of the Company's operating and financial objectives and not to individual goals). The Bonus Plan also provides, under certain circumstances, for the payment of increased or reduced awards (i.e., above or below the established target amount) in the event the applicable objectives are surpassed or substantially (at least 90%) attained, respectively. The Company believes that bonus awards tied to the achievement of pre-approved Company and/or individual objectives provide its executives and management personnel with additional incentive for superior performance and also align the interests of such personnel with those of the Company's stockholders. The provisions of the Bonus Plan, including the establishment of the applicable annual performance objectives, were with respect to 1999 reviewed and approved by the Board of Directors, and will hereafter be reviewed and approved by the Committee each year. The Company achieved its operating and financial goals in 1999 and eligible recipients, including the Company's Chief Executive Officer, received their target bonus awards. The target bonus established for the Chief Executive Officer in 1999 was an amount equal to thirty-five (35%) percent of the base salary paid during said year. This bonus structure was unchanged from 1998.

     Stock Options and Awards. The Company believes that stock options and awards provide an incentive for its executives to maximize stockholder value and, because the option grants typically vest over a period of several years, serve as an important means of retaining key personnel. In addition, stock option grants only serve to compensate the recipients to the extent that the Company's stockholders also benefit. Pursuant to the Company's Stock Option and Award Plan adopted by the Board of Directors in 1999, the Committee has the authority to grant stock options and awards as part of the compensation of key executives and management personnel and to determine the terms and conditions of such grants, including without limitation the vesting period and the exercise price of any option grants. The decision to grant stock options and awards is made subjectively by the Committee based largely upon many of the same factors considered in determining base salary. The Committee also considers factors such as the number of outstanding shares of the Company's common stock, the number of shares reserved for issuance under the Company's option plan, recommendations of the Company's executive officers with respect to non-executive officer associates and the Company's hiring and retention needs. No stock option grants or awards were made by the Company to its executive officers in 1999, although as noted above each such executive officer holds a significant equity interest in the Company. The Company anticipates that stock awards or option grants may be issued in the future as part of its executive compensation program.

     Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated executive officers of a company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). The Company's primary objective in designing and administering its compensation policies is to support and encourage the achievement of the Company's long term strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, the Company also intends to attempt to structure its compensation programs such that compensation paid thereunder will be tax deductible by the Company. In general, stock options granted under the Company's Stock Option and Award Plan will be intended to qualify under and comply with the "performance based compensation" exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options. The Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering the Company's compensation programs.

                               BOARD OF DIRECTORS

Theodore J. Forstmann  Michael S. Ovitz
Nicholas C. Forstmann  Ronald L. Sargent
Sandra J. Horbach      Emily Woods
Michael J. Kittredge   Steven B. Klinsky
Michael D. Parry

COMPARATIVE STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's common stock between July 1, 1999 (the initial public offering date) and December 31, 1999 with the cumulative total return of (i) Standard & Poor's 500 Composite Index and (ii) the Russell 2000 Index. The graph assumes the investment of $100.00 on July 1, 1999 in the Company's common stock, the Standard & Poor's 500 Composite Index and the Russell 2000 Index, and assumes dividends are reinvested.

                                                    THE YANKEE CANDLE
                                                      COMPANY, INC.                  S&P 500                  RUSSELL 2000
                                                    -----------------                -------                  ------------
7/1/99                                                   100.00                      100.00                      100.00
12/31/99                                                  90.63                      107.71                       93.59

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Deloitte & Touche LLP has served as the Company's independent accountants since May 1998. The Board of Directors has selected Deloitte & Touche LLP as the Company's independent accountants for the Fiscal Year 2000. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Board of Directors will reconsider the matter.

     On May 4, 1998, the Board of Directors dismissed Ernst & Young LLP, who audited the Company's 1997 financial statements, and appointed Deloitte & Touche LLP.

     There were no disagreements between Ernst & Young LLP and the Company's management at the decision-making level during the period of their engagement, which disagreements, if not resolved to the satisfaction of Ernst & Young, LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their reports. In addition, there were no reportable events during the engagement period of Ernst & Young LLP.

     Prior to their appointment, neither the Company nor anyone on the Company's behalf consulted Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements, and Deloitte & Touche LLP did not provide a written or oral report or advice that the Company's management concluded was an important factor considered by the Company in reaching a decision on the issue.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, to the extent permitted by SEC proxy rules, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, officers and employees of the Company may solicit proxies in person or by telephone. The Company may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the SEC initial reports of ownership of the Company's Common Stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the Company's records and written representations by the persons required to file such reports, except as set forth in the following sentence, the filing requirements of Section 16(a) were satisfied on a timely basis with respect to the Company's most recent fiscal year. Amended reports were filed on behalf of Messrs. Ovitz and Sargent, on Forms 3 and 4 respectively, in each instance in order to provide information as to additional beneficial ownership of the Company's common stock that was inadvertently omitted from a prior filing.

STOCKHOLDER PROPOSALS

     Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act") to be presented at the Annual Meeting of Stockholders for the Fiscal Year 2000 must be received by the Company at its principal executive offices no later than January 1, 2001 in order to be considered for inclusion in the Company's proxy materials for the meeting.

     The Company's by-laws require that the Company be given advance written notice of stockholder nominations for election to the Company's Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy materials in accordance with Rule 14a-8 under the Exchange Act).

     Stockholder nominations for election to the Company's Board of Directors must be received by the Company's Clerk not less than 45 days nor more 60 days prior to the anniversary of the date on which the Company first mailed its proxy materials for the prior year's annual meeting of stockholders; provided, however, that if the date of such annual meeting is more than 30 days before or after the anniversary of the prior year's annual meeting, such nomination must be mailed or delivered to the Clerk not later than the close of business on the later of (i) the date 60 days prior to the date of such meeting or (ii) the 10th day following the date on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first.

     For all other matters, the stockholder notice must be received at the Company's principal executive offices not less than 45 days nor more 60 days prior to the anniversary of the date on which the Company first mailed its proxy materials for the prior year's annual meeting of stockholders; provided, however, that if the date of such annual meeting is more than 30 days before or after the anniversary of the prior year's annual meeting, such stockholder's notice must be mailed or delivered to the Clerk not later than the close of business on the later of (i) the date 60 days prior to the date of such meeting or (ii) the 10th day following the date on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first.

     The Company's by-laws also specify requirements relating to the content of such notices which stockholders must provide to the Clerk of the Company for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

                                             By Order of the Board of Directors

                                             ROBERT R. SPELLMAN
                                             Clerk

Whately, Massachusetts
April 28, 2000

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                  DETACH HERE

                                     PROXY

                        THE YANKEE CANDLE COMPANY, INC.

                 ANNUAL MEETING OF STOCKHOLDERS - JUNE 1, 2000

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, having received notice of the Annual Meeting and management's Proxy Statement therefor, and revoking all prior proxies, hereby appoint(s) Michael D. Parry, Robert R. Spellman and James A. Perley, and each of them (with full power of substitution), as proxies of the undersigned to attend the Annual Meeting of Stockholders of The Yankee Candle Company, Inc. (the "Company") to be held on Thursday, June 1, 2000 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of Common Stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting or adjourned session the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

SEE REVERSE SIDE                                                SEE REVERSE SIDE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                  DETACH HERE

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED BELOW, THIS PROXY WILL BE VOTED FOR SUCH ELECTION TO OFFICE OR PROPOSAL.

1. To elect the following individuals as Class I Directors:

NOMINEES: (01) Theodore J. Forstmann, (2) Michael S. Ovitz,
          (03) Jamie C. Nicholls

                 FOR ALL NOMINEES         WITHHELD FROM ALL NOMINEES

                       [ ]                           [ ]

[ ] ______________________________________
    For all nominees except as noted above

2. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

                      FOR      AGAINST      ABSTAIN
                      [ ]        [ ]          [ ]

In their discretion, the named Proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

Signature: ______________ Date: ________ Signature: ______________ Date: _______